Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268335

Prospectus Supplement No. 6

to Prospectus dated February 3, 2023

CHILEAN COBALT CORP.

39,000,000 Shares of Common Stock

$1.33 per Share

This prospectus supplement No. 6 amends and supplements the prospectus dated February 3, 2023, which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-268335) (the “Registration Statement”) and prospectus supplement No. 1 filed on March 24, 2023, prospectus supplement No. 2 filed on May 8, 2023, prospectus supplement No. 3 filed on May 15, 2023, prospectus supplement No. 4 filed on July 6, 2023, and prospectus supplement No. 5 filed on July 12, 2023 (collectively, the “Supplements”) relating to the resale of up to 39,000,000 shares of common stock of Chilean Cobalt Corp. (the “Company,” “C3,” “we,” “our” and “us”) by the selling stockholders named in the prospectus. The foregoing prospectus, the Supplements and this prospectus supplement No. 6 are collectively referred to as the “prospectus.” Please keep this prospectus supplement with your prospectus for future reference.

This prospectus supplement incorporates into the prospectus the attached Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) on August 14, 2023.

This prospectus supplement is not complete without the prospectus, including any supplements and amendments thereto. This prospectus supplement should be read in conjunction with the prospectus which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus, including any supplements and amendments thereto.

Investing in our common stock should be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” section of the prospectus to read about the risks you should consider before buying shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Capitalized terms contained in this prospectus supplement have the same meanings as in the prospectus unless otherwise stated herein.

The date of this prospectus supplement is August 14, 2023

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Index of SEC Filings

The following report listed below is filed as a part of this prospectus supplement No. 6.

Appendix No.	Description

Appendix 1	Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2023.

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Appendix 1

Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2023

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ______ to _____

Commission File Number 333-268335

CHILEAN COBALT CORP.

(Exact Name of Registrant as Specified in its Charter)

Nevada	82-3590294
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1199 Lancaster Ave, Suite 107 Berwyn, Pennsylvania	19312
(Address of Principal Executive Offices)	(Zip Code)

(484) 580-8697

(Registrant’s Telephone Number, Including Area Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Securities registered pursuant to Section 12(g) of the Act:

Title of each class
N/A

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

There were 43,285,716 shares of the registrant’s common stock, $0.0001 par value per share, outstanding as of August 11, 2023.

CHILEAN COBALT CORP.

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PART I—FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

CHILEAN COBALT CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

	June 30,	December 31,
	2023	2022
Assets	(Unaudited)
Current assets:
Cash	$1,291,433	$630,803
Prepaid expenses	38,689	20,510
Total current assets	1,330,122	651,313
Property and equipment, net	17,663	25,857
Total assets	$1,347,785	$677,170
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$24,242	$9,813
Accrued service expenses	2,017	13,083
Total current liabilities	26,259	22,896
Total liabilities	26,259	22,896
Stockholders' Equity:
Series A Convertible Preferred Stock, $0.0001 par value; 19,848,875 shares authorized and 0 and 0 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	–	–
Common Stock, $0.0001 par value; 100,000,000 shares authorized and 43,285,716 and 39,000,000 issued and outstanding at June 30, 2023 and December 31, 2022, respectively	4,329	3,900
Additional paid-in capital	32,877,027	31,597,839
Accumulated other comprehensive income	259,074	260,031
Accumulated deficit	(31,818,904)	(31,207,496)
Total stockholders' equity	1,321,526	654,274
Total liabilities and stockholders' equity	$1,347,785	$677,170

The accompanying notes are an integral part of the unaudited consolidated financial statements.

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CHILEAN COBALT CORP. AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATION AND COMPREHENSIVE LOSS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Revenues	$–	$–	$–	$–
Operating expenses:
General and administrative	282,090	271,558	614,622	415,888
Depreciation	3,685	2,625	6,586	6,406
Foreign currency transaction (gain) loss	(32)	–	349	–
Total operating expenses	285,743	274,183	621,557	422,294
Loss from operations	(285,743)	(274,183)	(621,557)	(422,294)
Interest income	10,021	253	10,148	402
Loss before income taxes	(275,722)	(273,930)	(611,409)	(421,892)
Net loss	$(275,722)	$(273,930)	$(611,409)	$(421,892)

Basic and diluted loss per common share	$(0.01)	$(0.01)	$(0.01)	$(0.01)

Weighted-average number of shares outstanding:
Basic and diluted loss per common share	42,767,662	38,898,782	40,894,239	37,716,789

Comprehensive loss:
Net loss	$(275,722)	$(273,930)	$(611,409)	$(421,892)
Foreign currency translation adjustments	(1,225)	(2,689)	(957)	(2,168)
Comprehensive loss	$(276,947)	$(276,619)	$(612,366)	$(424,060)

The accompanying notes are an integral part of the unaudited consolidated financial statements.

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CHILEAN COBALT CORP. AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Equity

Balances at December 31, 2021	–	$–	33,125,001	$3,313	$30,088,848	$262,284	$(30,175,201)	$179,244
Issuance of Common Stock in a private placement	–	–	4,759,794	476	951,484	–	–	951,960
Foreign currency translation	–	–	–	–	–	521	–	521
Net loss	–	–	–	–	–	–	(147,962)	(147,962)
Balances at March 31, 2022	–	$–	37,884,795	$3,789	$31,040,332	$262,805	$(30,323,163)	$983,763
Issuance of Common Stock in a private placement	–	–	1,115,205	111	222,930	–	–	223,041
Foreign currency translation	–	–	–	–	–	(2,689)	–	(2,689)
Stock based compensation	–	–	–	–	151,908	–	–	151,908
Net loss	–	–	–	–	–	–	(273,930)	(273,930)
Balances at June 30, 2022	–	$–	39,000,000	$3,900	$31,415,170	$260,116	$(30,597,093)	$1,082,093

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Equity

Balances at December 31, 2022	–	$–	39,000,000	$3,900	$31,597,839	$260,031	$(31,207,496)	$654,274
Foreign currency translation	–	–	–	–	–	268	–	268
Stock based compensation	–	–	–	–	90,149	–	–	90,149
Net loss	–	–	–	–	–	–	(335,686)	(335,686)
Balances at March 31, 2023	–	$–	39,000,000	$3,900	$31,687,988	$260,299	$(31,543,182)	$409,005
Issuance of Common Stock in a private placement	–	–	4,285,716	429	1,099,571	–	–	1,100,000
Foreign currency translation	–	–	–	–	–	(1,225)	–	(1,225)
Stock based compensation	–	–	–	–	89,468	–	–	89,468
Net loss	–	–	–	–	–	–	(275,722)	(275,722)
Balances at June 30, 2023	–	$–	43,285,716	$4,329	$32,877,027	$259,074	$(31,818,904)	$1,321,526

The accompanying notes are an integral part of the unaudited consolidated financial statements.

5

CHILEAN COBALT CORP. AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended
	June 30,	June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(611,409)	$(421,892)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,586	6,406
Stock based compensation	179,617	151,908
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(18,088)	4,047
Accounts payable and accrued liabilities	3,048	15,360
Net cash used in operating activities	$(440,246)	$(244,171)

Cash flows from financing activities:
Proceeds from issuance of Common Stock	1,100,000	1,175,001
Advances from investors (Repayment of investor advances)	–	(163,075)
Proceeds from (repayment of) related party loan payable	–	(28,726)
Net cash provided by financing activities	$1,100,000	$983,200

Effect of foreign exchange rate on cash	876	535
Net increase (decrease) in cash	660,630	739,564
Cash at beginning of period	630,803	322,427
Cash at end of period	$1,291,433	$1,061,991

The accompanying notes are an integral part of the unaudited consolidated financial statements.

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CHILEAN COBALT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Nature of Business

The accompanying consolidated financial statements include the accounts of Chilean Cobalt Corp. (the “Company”) (OTCQB: COBA), a Nevada corporation formed on December 4, 2017, and its wholly-owned subsidiary Baltum Minería SpA (“Baltum”), a Chilean Sociedad por Acciones formed on January 3, 2018. The Company is a primary cobalt, secondary copper, junior mining and exploration company restarting mining exploration in northern Chile after a period of reduced operations due to the worldwide economic impact of Covid-19. Cobalt, a critical mineral for many of the current cathode battery chemistry configuration options in the electric vehicle (“EV”) battery production space, was mined in Chile for 100 years from 1844 thru 1944 and ceased at the end of World War II. Baltum owns exploitation-level mining concessions for 2,635 hectares in the San Juan Mining District in northern Chile.

On May 12, 2022, the former Parent Company, Genlith, Inc. distributed all of its shares in the Company to its individual shareholders. As of the date of the distribution, Genlith, Inc. no longer held an equity interest in the Company.

The Company’s year-end is December 31.

2.	Going Concern

The Company has not yet begun to generate revenue as of June 30, 2023, has incurred recurring losses since inception, and expects to continue to incur losses as a result of costs and expenses related to mining exploration and general and administrative expenses. For the year-to-date period and quarter ended June 30, 2023, the Company reported a net loss of $611,409 and $275,722, respectively, and had an accumulated deficit of $31,818,904.

The ability of the Company to continue as a going concern over a longer term is dependent on the Company’s ability to raise the financing necessary to complete the exploration and development of cobalt and copper mines and bring mining operations into production and commercialization.

With a cash balance of $1,291,433 as of June 30, 2023, the Company believes it has sufficient financial resources to continue its operations for the next 12 months. Historically the Company has funded its operations with the private placement of equity, debt, and related party loans. However, raising capital sufficient to continue exploration and bring the Company into production and commercialization is dependent on continued discussions with off-take partners, debt providers, alternative lenders, potential streamers, and investors and is a material uncertainty. There can be no assurance as to the availability or terms upon which such financing or capital might be available. As a result of these factors, there is substantial doubt about the Company’s ability to continue as a going concern.

3.	Summary of Significant Accounting Policies Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The financial statements include the consolidated accounts of the Company and its wholly-owned subsidiary Baltum Minería SpA. All material intercompany transactions have been eliminated in consolidation.

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Forward Stock Split

On May 2, 2023, the Company effected a 3 for 1 forward stock split of its common stock. All common stock amounts have been retroactively adjusted for the forward stock split for all periods presented and for all references in this Report unless stated otherwise.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, the impairment assessment of assets and the applicability of accrued expenses. Estimates are periodically reviewed in light of changes in circumstances, facts, and experience. Actual results could differ from the Company’s estimates and those differences may be material.

Cash

Cash amounts consist of cash on hand, deposits in banks, and money market accounts. As of June 30, 2023, and December 31, 2022, the Company’s cash balances were $1,291,433 and $630,803, respectively.

Value Added Tax (“VAT Tax”)

The Company’s subsidiary historically has paid significant amounts of value-added tax (“VAT Tax”) to the Chilean government on certain operating purchases. The tax paid can be offset against future VAT Tax due. The Company has not recorded any VAT tax receivables as of June 30, 2023, and December 31, 2022, because the Company's ability to fund future expenditures necessary to recover VAT taxes paid in, is currently indeterminable.

Property and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation. Capitalized costs include computers, vehicles, furniture and fixtures, machinery, and equipment, and are depreciated using the straight-line method or unit-of-production method at rates sufficient to depreciate such costs over the shorter of estimated productive lives or the useful life of the individual assets. Useful lives range from 3 to 10 years.

Costs are capitalized when it has been determined an ore body can be economically developed. The development stage begins at new projects when our management and/or board of directors make the decision to bring a mine into commercial production, and ends when the production state, or extraction of reserves, begins. The production stage of a mine commences when salable materials, beyond a de minimis amount, are produced.

Exploration costs include those relating to activities carried out (a) in search of previously unidentified mineral deposits or (b) at undeveloped concessions. Pre-development activities involve costs incurred in the exploration stage that may ultimately benefit production and are expensed due to lack of evidence of economic development, which is necessary to demonstrate future recoverability of these expenses. Costs for exploration, evaluation, and pre-development, including drilling costs related to those activities (discussed further below), and repairs and maintenance on capitalized property and equipment are charged to operations as incurred.

8

Drilling, development, and related costs are either classified as exploration, pre-development or secondary development as defined above, and charged to operations as incurred, or capitalized based on the following criteria:

•	whether the costs are incurred to further define mineralization at and adjacent to existing reserve areas or intended to assist with mine planning within a reserved area;

•	whether the drilling or development costs relate to an ore body that has been determined to be commercially mineable, and a decision has been made to put the ore body into commercial production;

•	whether, at the time the cost is incurred: (a) the expenditure embodies a probable future benefit that involves a capacity, singly or in combination with other assets, to contribute directly or indirectly to future net cash inflows, (b) we can obtain the benefit and control others’ access to it, and (c) the transaction or event giving risk to our right to or control of the benefit has already occurred.

If all of these criteria are met, drilling, development and related costs are capitalized. Drilling and development costs not meeting all of these criteria are expensed as incurred. The following factors are considered in determining whether or not the criteria listed above have been met, and whether capitalization of drilling and development costs is appropriate:

•	Completion of a favorable economic study and mine plan for the ore body targeted;

•	authorization of development of the ore body by management and/or the board of directors; and

•	there is a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues and/or contractual requirements necessary for us to have the right to or control of the future benefit from the targeted ore body have been met.

Drilling and related costs at our properties as of and for the six month periods ended June 30, 2023 and June 30, 2022, respectively, and the three month periods ended June 30, 2023, and June 30, 2022, respectively, did not meet our criteria for capitalization. When assets are retired or sold, the costs and related allowances for depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in the current period net income (loss).

Impairment of Long-lived Assets

Long-lived assets consist of property and equipment. Long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset over its fair value, determined based on discounted cash flows. Baltum presently owns 2,635 hectares of exploitation-level mining concessions in the San Juan mining district and will continue its exploration activities toward proving the existence of cobalt and/or copper. Depending on the outcome of the exploration activities, the Company would then consider seeking a preliminary economic assessment, preliminary feasibility study, or definitive feasibility study to validate the expected profitability of constructing a plant to extract the target minerals and process them into saleable products.

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Mining Concessions

Mining concessions are recorded at cost based on the payments required under the contracts. Amortization begins when placed in service after the mining concession is exercised. Mining concessions are amortized over their useful life based on the pattern over which the mining concessions are consumed or otherwise used up. Determination of expected useful lives for amortization calculations is made on a property-by-property or asset-by-asset basis at least annually. At the time an ore body can be economically developed, the basis of the mining concession will be amortized on a units-of-production basis. Pursuant to our policy on the impairment of long-lived assets, if it is determined that a mining concession cannot be economically developed or its innate value has not been independently substantiated, the basis of the mining concession is reduced to its fair value and an impairment loss is recorded to expense in the period in which it is determined to be impaired.

Finite-lived intangible assets are tested for impairment when events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. Intangible assets that are not subject to amortization are tested for impairment annually and more frequently if events or changes in circumstances indicate that is more likely than not, meaning more than 50%, that the asset is impaired.

The value of the exploitation mining concessions owned by Baltum have yet to be independently substantiated by a valuation or any level of feasibility study. As of June 30, 2023 and December 31, 2022, these mining concessions had a value of $-0- and $-0-, respectively on the Company’s Balance Sheet.

Foreign Currency

The reporting currency of the Company is the U.S. dollar. The functional currency of Baltum, the Company’s wholly-owned subsidiary, is the Chilean Peso. The assets and liabilities of Baltum are translated into U.S. dollars based on exchange rates at the end of each reporting period. Expenses are translated at average exchange rates during the reporting period. Gains and losses arising from the translation of assets and liabilities are included as a component of accumulated other comprehensive income or loss within the Company’s consolidated balance sheet. Gains and losses resulting from foreign currency transactions are reflected within the Company’s consolidated statements of operations. The Company has not utilized foreign currency hedging strategies to mitigate the effect of its foreign currency exposure.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company’s tax returns. Deferred taxes are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. The potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies. The Company’s wholly owned subsidiary is subject to foreign corporate tax in foreign taxing jurisdictions.

The Company accounts for income taxes in accordance with Accounting Standards Codification 740, “Accounting for Income Taxes” (“ASC 740”). Under ASC 740, income tax expense includes federal and state taxes currently payable and deferred taxes arising from temporary differences between income for financial reporting and income tax purposes.

10

In accordance with ASC 740, the Company has evaluated its tax positions. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a likelihood of being realized on examination of more than 50 percent. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Under the “more likely than not” threshold guidelines, the Company believes no significant uncertain tax positions exist, either individually or in the aggregate, that would give rise to the non-recognition of an existing tax benefit. The Company’s policy is to account for interest expense and penalties related to unrecognized tax benefits as a component of income tax expense. The Company is currently not under examination with any federal, state, or foreign taxing authorities. In addition, the Company had no material unrecognized tax benefits or accrued interest and penalties as of and for the quarter ended June 30, 2023.

Concentration of Credit Risk and of Significant Vendors

The Company maintains cash balances at financial institutions in the U.S. and Chile. The Company holds all cash balances at accredited financial institutions, in amounts that exceed federally insured limits in the United States of America. The Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Recently Issued and Adopted Accounting Pronouncements

There are not any recently issued and adopted accounting pronouncements that have a material impact on the Company’s financial statements as of June 30, 2023, and December 31, 2022.

4.	Property and Equipment, Net

Property and equipment, net consisted of the following:

	June 30,	December 31,
	2023	2022
Furniture and fixtures	$56,759	$63,559
Machinery and equipment	29,583	36,493
Property and equipment, gross	86,342	100,052
Accumulated depreciation	(68,679)	(74,195)
Property and equipment, net	$17,663	$25,857

Depreciation expense for the six month periods ended June 30, 2023 and June 30, 2022 amounted to $6,586 and $6,406, respectively, and for the three month periods ended June 30, 2023 and June 30, 2022 amounted to $3,685 and $2,625, respectively.

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5.	Stockholders’ Equity

Preferred Stock

The Company’s certificate of incorporation authorized the Company to issue 25,000,000 shares of Preferred Stock, $0.0001 par value. On December 28, 2017, a Certificate of Designations was resolved and approved by the board and signed into being that authorized the issuance of 7,500,000 shares of Series A Convertible Preferred Stock, of which 5,151,125 were issued and then later converted to common stock on August 10, 2020. Once converted the provisions of the Certificate of Designations does not allow for re-issuance of those shares. There were no shares of preferred stock issued and outstanding as of June 30, 2023, or December 31, 2022.

Common Stock

The Company’s certificate of incorporation authorizes the Company to issue 100,000,000 shares of $0.0001 par value common stock. As of June 30, 2023, and December 31, 2022, there were 43,285,716 and 39,000,000 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders.

2023 Issuances

During the three month period ended June 30, 2023, the Company issued the following shares of common stock:

•	409,092 shares were issued to investors at $0.256666667 per share to satisfy the $105,000 “Stock to be issued” liability that existed at March 31, 2023. 3,876,624 shares were issued to investors at $0.256666667 per share for total proceeds of $995,000. In aggregate, 4,285,716 shares were issued to investors for total proceeds of $1,100,000 during the six month period ended June 30, 2023.

2022 Issuances

During the three month period ended March 31, 2022, the Company issued the following shares of common stock:

•	875,001 shares were issued to investors at $0.20 per share to satisfy the $175,000 “Stock to be issued” liability that existed at December 31, 2021. 3,884,793 shares were issued to investors at $0.20 per share for total proceeds of $776,960. In aggregate, 4,759,794 shares were issued to investors for total proceeds of $951,960.

During the three month period ended June 30, 2022, the Company issued the following shares of common stock:

•	59,625 shares were issued to investors at $0.20 per share to satisfy the $11,925 “Stock to be issued” liability that existed at March 31, 2022. 1,055,580 shares were issued to investors at $0.20 per share for total proceeds of $211,116. In aggregate, 1,115,205 shares were issued to investors for total proceeds of $223,041.

Forward Stock Split

On May 2, 2023, the Company effected a 3 for 1 forward stock split of its common stock. All common stock amounts have been retroactively adjusted for the forward stock split for all periods presented and for all references in this Report unless stated otherwise.

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Stock Options

On April 26, 2022, the board adopted, and by shareholder consent achieved on April 29, 2022, the shareholders approved the Company’s 2022 Equity Incentive Plan (the “2022 Plan”). The purposes of the 2022 Plan are (i) to attract and retain the best available personnel for positions of substantial responsibility, (ii) to provide additional incentive to Employees, Directors and Consultants, and (iii) to promote the success of the Company’s business.

On May 24, 2022, the Company granted stock options to purchase an aggregate of 5,025,000 shares to officers/management, advisors, and directors at an exercise price of $0.20. The options vest quarterly starting on June 30, 2022, for 25% of the granted shares and then the remainder in equal installments over a one-and-one-half-year period and expire in 10 years from the date of grant.

On June 1, 2022, the Company granted stock options to purchase an aggregate of 80,004 shares to an advisor at an exercise price of $0.20. The options vest quarterly in equal installments over a one-year period and expire in 10 years from the date of grant.

On July 15, 2022, the Company granted stock options to purchase an aggregate of 450,000 shares to an officer at an exercise price of $0.20. The options vest quarterly starting on September 30, 2022, for 25% of the granted shares and then the remainder in equal installments over a three quarter year period and expire in 10 years from the date of grant.

On July 28, 2022, the Company granted stock options to purchase an aggregate of 150,000 shares to an officer/director at an exercise price of $0.20. The options vest quarterly starting on September 30, 2022, for 12.5 % of the granted shares and then the remainder in equal installments over a one-and-three-quarter-year period and expire in 10 years from the date of grant.

On June 29, 2023, the board adopted, and by shareholder consent achieved on June 30, 2023, the shareholders approved the Company’s 2023 Equity Incentive Plan (the “2023 Plan”). The purposes of the 2023 Plan are (i) to attract and retain the best available personnel for positions of substantial responsibility, (ii) to provide additional incentive to Employees, Directors and Consultants, and (iii) to promote the success of the Company’s business. See subsequent events for details on July 1, 2023 stock option grants. Under the 2023 Plan, 1,963,476 shares of Common Stock were reserved for issuance.

The fair value of the options granted was estimated on the date of grant using the Black-Scholes options pricing model, with the following weighted average assumptions:

Description	As of June 30, 2022	As of September 30, 2022
Expected dividend yield	0.00%	0.00%
Expected stock volatility	76.33%	62.97%
Risk-free interest rate	2.69%	4.034%
Expected life of options (years)	4.47	5.00
Expected forfeiture rate	0.00%	0.00%
Grant date fair value per option	$0.1200	$0.1133

During the three month periods ended June 30, 2023 and June 30, 2022, the Company recorded stock-based compensation expenses of $89,468 and $151,908, respectively. As of June 30, 2023, the unamortized stock option expense was $154,974.

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A summary of the changes in stock options outstanding at March 31, 2023 and June 30, 2023 are presented below:

	Options Outstanding Number of Shares	Weighted Average Exercise Price
Balance, December 31, 2021	–	n/a
Issued	5,705,004	$0.20
Expired/Forfeited	(93,750)	0.20
Exercised	–	n/a
Balance, December 31, 2022	5,611,254	$0.20
Issued	–	n/a
Expired/Forfeited	–	n/a
Exercised	–	n/a
Balance, March 31, 2023	5,611,254	$0.20
Issued	–	n/a
Expired/Forfeited	–	n/a
Exercised	–	n/a
Balance, June 30, 2023	5,611,254	$0.20

The Company has the following options outstanding and exercisable at June 30, 2023:

Issue Date	Expiry Date	Exercise Price	Number of Options	Remaining Life
May 24, 2022	May 23, 2032	$0.20	4,931,250	8.91
June 1, 2022	May 31, 2032	0.20	80,004	8.93
July 15, 2022	July 14, 2032	0.20	450,000	9.05
July 28, 2022	July 27, 2032	0.20	150,000	9.08
		$0.20	5,611,254	8.92

6.	Commitments and Contingencies Indemnification Agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters. In addition, the Company has entered into indemnification agreements with members of its board of directors that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company does not believe that the outcome of any claims under indemnification arrangements will have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its consolidated financial statements as of June 30, 2023, and December 31, 2022.

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Litigation

From time to time, the Company may be subject to claims and lawsuits arising in the normal course of business. The Company’s management believes that the outcome of any litigation or claims will not have a material effect on the Company’s financial position, results of operations or cash flows. At June 30, 2023, management was not aware of any material active, pending, or threatened litigation.

7.	Subsequent Events

Option Awards

On July 1, 2023, pursuant to the 2023 Plan, the Company awarded (the “Award”) stock options (the “Options”) to employees, board members and service providers to purchase 750,000 shares of Common Stock at the exercise price of $0.26 per share, which approximated the market value from the share price offered in the most recent capital raise that closed on April 12, 2023. Pursuant to the terms of the Options, the shares included in the Option vest as follows: one eighth of the options vest on the first day of each calendar quarter commencing after the date of the Award, so long as such person remains a service provider to the Company on the vesting date. The Options expire ten years after the date of award.

Director Resignations and Appointments

As disclosed on the Form 8-K filed on July 12, 2023, Jeremy McCann resigned from the board on July 6, 2023 and Geraldine Barnuevo and Fiona Clouder were appointed to the board. The appointments of Ms. Barnuevo and Ms. Clouder filled a previously vacated board position and the board position vacated by Mr. McCann on July 6, 2023.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Chilean Cobalt Corp. (“C3”) and including its subsidiaries, the (collectively, the “Company”) should be read in conjunction with our consolidated financial statements and the accompanying notes thereto included elsewhere in this Quarterly Report on Form 10-Q. References in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to “us,” “we,” “our,” and similar terms refer to the Company. This Quarterly Report on Form 10-Q includes forward-looking statements, as that term is defined in the federal securities laws, based upon current expectations that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. Words such as “anticipate,” “estimate,” “plan,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions are used to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based. Reference is made to “Risk Factors”, which are included in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“Commission”) on March 24, 2023.

Overview

The Company is a critical materials exploration and development company focused on developing the La Cobaltera project located in Chile’s historic San Juan cobalt district. C3 is mission-driven as an innovator and leader that strives to be the most responsible supplier of critical mineral resources for the development of advanced materials and cleaner energy technologies that address the most pressing environmental and development issues.

Given the transformational shift from internal combustion engines to electric vehicles (EVs), there has been an increase in demand for cobalt, a critical battery material in lithium-ion batteries that EVs use, along with copper as well. The Company’s wholly-owned subsidiary Baltum Mineria SpA (“Baltum”) has acquired 2,635 hectares of fully exploitable mining concessions in northern Chile’s Atacama region in the San Juan District. The Company continues to seek opportunities to further consolidate mining rights in the district. The San Juan mining district, which includes the La Cobaltera area, has been identified by CORFO, the Chilean governmental agency responsible for the country’s economic development, as likely containing the highest quality cobalt assets in Chile. Chile already being the leading copper-producing country in the world with the La Cobaltera area historically supporting the existence of established and high-quality copper assets. Being strategically located near roads, electricity, water, and ports, the site is in close proximity to robust mining infrastructure. The Company’s principal business activities since incorporation have been the assessment, acquisition and consolidation of mining concessions; the exploration of the potential cobalt-copper resources within the concessions; and developing an accelerated phased implementation plan to generate revenue as quickly as possible.

We have not generated revenues to date. Our limited operations have included the formation of the Company and its wholly-owned subsidiary Baltum Mineria SpA, oversight of cobalt exploration activities, and business development activities. These limited operations have been funded by capital raised through the issuance of our common stock, preferred stock, and debt. From December 4, 2017 through August 14, 2023, we raised a total of $31,409,536 from accredited investors through the issuance of our common stock, preferred stock, and debt.

We have limited business operations and have achieved losses since inception. We have been issued a going concern opinion from our auditors as a result of not generating sufficient business to date.

Our monthly “burn rate,” the amount of expenses we expect to incur on a monthly basis, is approximately $93,000 for a total of $1.12 million for the following 12 months. We have relied and will continue to rely on capital raised from third parties to fund operations during the following 12 months.

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In order to complete our long-term plan of operations, we estimate that approximately $160 million in funds will be required.

For the fiscal years ended December 31, 2022 and 2021, we reported net losses of $1,032,295 and $107,858, respectively, and negative cash flow from operating activities of $673,796 and $107,822, respectively. For the three month period ended June 30, 2023 and June 30, 2022, we reported net losses of $275,722 and $273,930, respectively, and negative cash flow from operating activities of $196,867 and $102,508, respectively. For the six month period ended June 30, 2023 and June 30, 2022, we reported net losses of $611,409 and $421,892, respectively, and negative cash flow from operating activities of $440,246 and $244,171, respectively. Our management has concluded that our historical recurring losses from operations and negative cash flows from operations as well as our dependence on securing private equity and other financings raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit reports for the fiscal years ended December 31, 2022 and 2021. As noted in our unaudited financial statements included elsewhere in this Quarterly Report on Form 10-Q, we had an accumulated stockholders’ deficit of approximately $31,818,904 and recurring losses from operations as of June 30, 2023. See the risk factor in our Annual Report on Form 10-K titled, “Risk Factors - We have a history of operating losses and our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the fiscal years ended December 31, 2022 and 2021.”

Plan of Operations

In order to complete our plan of operations during the next 12 months, we estimate that approximately $1.12 million in funds will be required. The source of such funds is anticipated to arise through private placements of our securities. As of June 30, 2023, we had over $1.29 million in cash. Assuming that our projections are not materially understated, we believe we have the necessary cash requirements during the next 12 months to implement our business plan.

For the next twelve months, we intend to implement our business plan as follows:

•	Exploration and Development Expenses. During this period, we intend to, among other things, continue exploration and development of the mining sites. The exploration and development expenses are expected to be $149,000.

•	Possible Strategic Acquisition Opportunities. During this period, we intend to, among other things, consider possible strategic acquisitions of other possible mining sites. There are no monies budgeted for acquisitions over the next 12 months and if the Company does identify any possible strategic acquisition of any mining sites over the next 12 months, it will have to raise funds for this specific purpose, unless other budget areas are over-projected and allow for redeployment of those excess monies.

•	General and Administrative Expenses. During this period, we intend to, among other things, hire additional staff and/or outside consultants to assist with operations which will increase the amount of salaries or consulting fees we pay as a part of general and administrative expenses. The general and administrative expenses are expected to be $971,000.

Our future is dependent upon our ability to obtain further financing, the successful development of our business plan, a successful marketing program, and achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. There are no assurances that we will be able to obtain further funds required for our continued operations. Even if additional financing is available, it may not be available on terms we find favorable. At this time, there are no anticipated sources of additional funds in place. Failure to secure the needed additional financing will have an adverse effect on our ability to remain in business.

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Components of revenues and costs and expenses

General and administrative expense. Our general and administrative (“G&A”) expenses include compensation of staff and overhead.

Exploration and development expense. Our exploration and development costs are incurred during the exploration and development of mining sites.

Interest expense, net. Interest income consists of interest income earned on our cash, cash equivalents and short-term investments. Interest expense consists of interest expense associated with debt obligations.

Provision for Income Taxes. Provision for income taxes consists of an estimate of U.S. federal and state income taxes and income taxes in certain foreign jurisdictions in which we conduct business, as adjusted for allowable credits, deductions and the valuation allowance against deferred tax assets.

Results of Operations – Three Month Period Ended June 30, 2023 Compared to the Three Month Period Ended June 30, 2022

	Three Month Period Ended		Increase
	June 30, 2022	June 30, 2023	(Decrease)

Revenue	$0	$0	$0
Cost of Sales	0	0	0
Gross Profit	$0	$0	$0
Gross Profit %	0%	0%	0%

Operating Expenses:
General and administrative expenses, depreciation and foreign currency transaction (gain) loss	$274,183	$285,743	$11,560
Exploration and development expenses	0	0	0
Operating Income (Loss)	(274,183)	(285,743)	(11,560)
Interest Income	253	10,021	9,768
Provision of income taxes	0	0	0
Net loss	$(273,930)	$(275,722)	$(1,792)

Net loss for the three month period ended June 30, 2022, compared to the three month period ended June 30, 2023, were reasonably similar, but for offsetting reasons. In the second quarter of 2022, there was a higher non-cash option compensation to directors, officers and consultants, whereas, in the second quarter of 2023, there was less non-cash option compensation to directors, officer and consultants, however, there were three officers, including payroll and benefits, for the entire period, compared to only two officers for the same quarter in the previous year. These factors along with somewhat higher legal and accounting services expenses in the current quarter compared to the same quarter in the prior year, equated to a fairly similar operating income, made even more equivalent by the much higher interest earned in this quarter, compared to the same quarter in the prior year.

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Results of Operations – Six Month Period Ended June 30, 2023 Compared to the Six Month Period Ended June 30, 2022

	Six Month Period Ended		Increase
	June 30, 2022	June 30, 2023	(Decrease)

Revenue	$0	$0	$0
Cost of Sales	0	0	0
Gross Profit	$0	$0	$0
Gross Profit %	0%	0%	0%

Operating Expenses:
General and administrative expenses, depreciation and foreign currency transaction (gain) loss	$422,294	$621,557	$199,263
Exploration and development expenses	0	0	0
Operating Income (Loss)	(422,294)	(621,557)	(199,263)
Interest Income	402	10,148	9,746
Provision of income taxes	0	0	0
Net loss	$(421,892)	$(611,409)	$(189,517)

Net loss for the six month period ended June 30, 2022, compared to the six month period ended June 30, 2023, was down by $189,517, primarily due to very similar non-cash option compensation to directors, officers and consultants during both periods, but offset by gross compensation to three officers, compared to officer compensation for only two officers in the same period for the prior year; significantly higher legal and accounting services expenses in the current period compared to the same period in the prior year due to go-public filing services and completion of the annual audit in the period, compared to neither outcome in the same period of the prior year; and nominal affects related to other expenses, all netting to the overall increase in expenses and corresponding increase in net loss.

Liquidity and Capital Resources

Liquidity

We have primarily financed our operations through the sale of unregistered equity. As of June 30, 2023, our Company had cash totaling $1,291,433 current assets totaling $1,330,122 and total assets of $1,347,785. We had total liabilities of $26,259 (all current) and working capital of $1,303,863 and Stockholders’ equity of $1,321,526.

The calculation of working capital provides additional information and is not defined under GAAP. We define Working Capital as current assets less current liabilities. This measure should not be considered in isolation or as a substitute for any standardized measure under GAAP. This information is intended to provide investors with information about our liquidity. Other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

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Sources and Uses of Cash for the Six Month Periods Ended June 30, 2023 and 2022

The following table summarizes our cash flows for the six month periods ended June 30, 2022 and 2023.

	Six Months Ended		Increase
	June 30, 2022	June 30, 2023	(Decrease)
Net Cash Provided By (Used In) Operating Activities	$(244,171)	$(440,246)	$(196,075)
Net Cash Provided By (Used In) Investment Activities	0	0	0
Net Cash Provided By (Used In) Financing Activities	983,200	1,100,000	116,800
Effect of foreign exchange rate on cash	535	876	341
Net Increase (Decrease) in Cash	$739,564	$660,630	$(78,934)

Net cash used in operations

Net cash used in operating activities was $244,171 for the six month period ended June 30, 2022 versus net cash used in operating activities of $440,246 for the six month period ended June 30, 2023. The increase in cash flow used in operating activities was primarily due to overall compensation and benefits paid to three officers in the current year, compared to only overall compensation paid to two officers in the prior year, along with substantially higher expenditures for legal and accounting services for purposes of the go-public objective in the current year, that were substantially less for the same period in the prior year. There were also higher costs for conference attendance to market the Company in the current year, compared to no such costs in the same period for the prior year.

Net cash used in investment activities

Net cash used in investment activities was $0 for the six month period ended June 30, 2022 versus net cash used in investment activities of $0 for the six month period ended June 30, 2023. There were no changes in cash flow used in investment activities between the two periods.

Net cash provided by financing activities

Net cash provided by financing activities for the six month period ended June 30, 2022 of $983,200, which included an aggregate of $1,175,001 of proceeds for the sale of an aggregate of 5,875,005 shares of common stock, versus net cash provided by financing activities for the six month period ended June 30, 2023 of $1,100,000, which included an aggregate of $1,100,000 of proceeds for the sale of an aggregate of 4,285,716 shares of common stock.

Going Concern

Based upon our working capital balance of $1,303,863, but offset by an accumulated deficit of $(31,818,904), as of June 30, 2023, plus our use of $197,026 of cash in operating activities during the three month period ended June 30, 2023, and $440,247 of cash in operating activities during the six month period ended June 30, 2023 and our estimated need for $160 million in order to complete our long-term plan of operations, we will require additional equity and/or debt financing to achieve these objectives beyond the next 12 months. These conditions and the potential that we’ve underestimated our cash requirements raise substantial doubt about our ability to continue as a going concern for at least one year from the date of this filing. As a result of the foregoing factors, together with our recurring losses from operations and negative cash flows since inception, our independent registered public accounting firm included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited consolidated financial statements for the fiscal years ended December 31, 2022 and 2021 and we continue to include the same footnote in our unaudited consolidated financial statements for the periods ended June 30, 2023 and 2022.

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Availability of Additional Funds

Our capital requirements going forward will consist of financing our operations until we are able to reach a level of revenues and gross margins adequate to equal or exceed our ongoing operating expenses.  Other than the borrowings from related and third parties, we do not have any credit agreement or source of liquidity immediately available to us.

Since inception our operations have primarily been funded through proceeds from existing shareholders in exchange for equity. There can be no assurance that we will be able to obtain funds on commercially acceptable terms, if at all. We expect to have ongoing needs for working capital in order to (a) fund operations; plus (b) exploration and development. To that end, we will be required to raise additional funds through equity or debt financing. However, there can be no assurance that we will be successful in securing additional capital. If we are unsuccessful, we may need to (a) initiate cost reductions; (b) forego business development opportunities; (c) seek extensions of time to fund liabilities, or (d) seek protection from creditors.

In addition, if we are unable to generate adequate cash from operations, and if we are unable to find sources of funding, it may be necessary for us to sell all or a portion of our assets, enter into a business combination, or reduce or eliminate operations. These possibilities, to the extent available, may be on terms that result in significant dilution to our shareholders or that result in our shareholders losing all of their investment in our Company.

If we are able to raise additional capital, we do not know what the terms of any such capital raising would be. In addition, any future sale of our equity securities would dilute the ownership and control of your shares and could be at prices substantially below prices at which our shares currently trade. Our inability to raise capital could require us to significantly curtail or terminate our operations. We may seek to increase our cash reserves through the sale of additional equity or debt securities. The sale of convertible debt securities or additional equity securities could result in additional and potentially substantial dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity. In addition, our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties.

Our unaudited consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which contemplate our continuation as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the consolidated financial statements do not necessarily purport to represent realizable or settlement values. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Public Company Expenses

We expect to incur direct, incremental selling, general and administrative expenses as a result of being a publicly traded company, including, but not limited to, where applicable, increased scope of our operations and costs associated with hiring new personnel, implementation of compensation programs that are competitive with our public company peer group, annual and quarterly reports to shareholders, tax return preparation, independent registered public accounting firm fees, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and independent director compensation. These direct, incremental selling, general and administrative expenses are not included in our historical results of operations.

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Climate Change

The potential physical impacts of climate change on our operations are highly uncertain and are specific to the geographic circumstances of areas in which we operate. These may include changes in rainfall and storm patterns and intensities, droughts and water shortages, changing sea levels and changing temperatures, and an increase in the number and severity of weather events and natural disasters. These changes may have a material adverse effect on our operations, including cobalt extraction and production processes, as well as transportation of raw materials and delivery of products to customers. We may also face more stringent customer and regulatory requirements to accelerate water use reduction initiatives, more reliance on renewable energy sources and more water re-use and re-cycling. Climate change may also exacerbate socio-economic and political issues around the world and have other direct impacts to ecosystems, human health and quality of life, ranging from destruction of habitats to air, water and land quality to growing incidences of famines, pandemics and population shifts.

In addition, a number of governmental bodies have introduced or are contemplating legislative and regulatory change in response to the potential impacts of climate change. Such legislation or regulation, if enacted, potentially could include provisions for a “cap and trade” system of allowances and credits or a carbon tax, among other provisions. There is also a potential for climate change legislation and regulation to adversely impact the cost of purchased energy and electricity.

The growing concerns about climate change and related increasingly stringent regulations may provide us with new or expanded business opportunities. Our product contributes to the efforts of our customers to revolutionize their product lines and markets. As a key part of the EV and battery supply chain, we provide cobalt-containing solutions that help enable the growth of electric transportation and the shift away from fossil fuels. As demand for, and legislation mandating or incentivizing the use of, alternative fuel technologies that limit or eliminate greenhouse gas emissions increases, we will continue to monitor the market and offer solutions where we have appropriate technology.

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholders’ equity or that are not reflected in our consolidated financial statements.  Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and the related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Our estimates form the basis for our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimate that are reasonably likely to occur, could materially impact the financial statements. We believe that our critical accounting policies reflect the most significant estimates and assumptions used in the preparation of the consolidated financial statements.

We believe that the assumptions and estimates associated with our mining concession capitalization and stock-based compensation and the valuation of stock option grants have the greatest potential impact on our financial statements. Therefore, we consider these to be our critical accounting policies and estimates.

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Principal Accounting Policies and Related Financial Information

Basis of presentation and principles of consolidation. The accompanying consolidated financial statements are presented on a consolidated basis and include all of the accounts and operations of C3 and its majority-owned subsidiaries. The financial statements reflect the financial position, results of operations and cash flows of C3 in accordance with U.S. GAAP. All significant intercompany accounts and transactions are eliminated in consolidation.

Earnings per share. The weighted average common shares outstanding for both basic and diluted earnings per share for all periods presented was calculated, in accordance with ASC 260, Earnings Per Share.

Estimates and assumptions. In preparing the financial statements in conformity with U.S. GAAP we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from these estimates under different assumptions or conditions, but we do not believe such differences will materially affect our financial position, results of operations or cash flows.

Due to the current coronavirus ("COVID-19") pandemic, there has been uncertainty and disruption in the global economy and financial markets. The estimates used for, but not limited to, the collectability of trade receivables, fair value of long-lived assets, income taxes, inventory valuation and fair value of financial instruments could be impacted. We have assessed the impact and are not aware of any specific events or circumstances that required an update to our estimates and assumptions or materially affected the carrying value of our assets or liabilities as of the date of issuance of this Quarterly Report on Form 10-Q. These estimates may change as new events occur and additional information is obtained.

Cash equivalents. We consider investments in all liquid debt instruments with original maturities of three months or less to be cash equivalents.

Property, plant and equipment. We record property, plant and equipment, including capitalized interest, at cost less accumulated depreciation. We recognize acquired property, plant and equipment, from acquisitions at its estimated fair value. Depreciation is calculated principally on a straight-line basis over the estimated useful lives of the assets. The major classifications of property, equipment and software, including their respective expected useful lives, consisted of the following:

Asset type	Useful Life
Land	—
Land improvements	20 years
Buildings	20-40 years
Machinery and Equipment	3-10 years
Software	3-10 years

Gains and losses are reflected in income upon sale or retirement of assets. Expenditures that extend the useful lives of property, plant and equipment or increase productivity are capitalized. Ordinary repairs and maintenance are expensed as incurred through operating expense. We periodically evaluate whether events or circumstances indicate that the net book value of our property, plant and equipment may not be recoverable.

Capitalized interest. For the three month periods ended June 30, 2022 and June 30, 2023 we capitalized interest expense of $-0- and $-0-, respectively, and for the six month periods ended June 30, 2022 and June 30, 2023 we capitalized $-0- and $-0-, respectively. If applicable, we amortize capitalized interest over the estimated useful lives of the assets.

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Impairments of long-lived assets. We review the recoverability of the net book value of long-lived assets whenever events and circumstances indicate that the net book value of an asset may not be recoverable from the estimated undiscounted future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the net book value, we recognize an impairment loss equal to an amount by which the net book value exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. Baltum presently owns 2,635 hectares of exploitation-level mining concessions in the San Juan mining district and will continue its exploration activities toward proving the existence of cobalt and/or copper. Depending on the outcome of the exploration activities, the Company would then consider seeking a preliminary economic assessment, preliminary feasibility study or definitive feasibility study to validate the expected profitability of constructing a plan to extract the target minerals and process them into saleable concentrates. During the six month periods ended June 30, 2023 and June 30, 2022, we recorded no impairments.

Asset retirement obligations. We record asset retirement obligations (“AROs”) at present value at the time the liability is incurred if we can reasonably estimate the settlement date. The associated AROs are capitalized as part of the carrying amount of related long-lived assets. In future periods, the liability is accreted to its estimated fair value and the capitalized cost is depreciated over the useful life of the related asset. We also adjust the liability for changes resulting from the passage of time and/or revisions to the timing or the amount of the original estimate. Upon retirement of the long-lived asset, we either settle the obligation for its recorded amount or incur a gain or loss.

The carrying amounts for the AROs for the three month periods ended June 30, 2023 and June 30, 2022 are $-0- and $-0-, respectively, and for the six month periods ended June 30, 2023 and June 30, 2022 are $-0- and $-0-, respectively. If applicable, these amounts are included in "Other long-term liabilities" on the consolidated balance sheets.

Leases. The Company determines if an arrangement is a lease at the inception of the contract. If applicable, our operating leases are included in Operating lease right-of-use ("ROU") assets, Operating lease liabilities - current, and Operating lease liabilities - long term in the consolidated balance sheets. The operating lease ROU assets and operating lease liabilities are recognized based on the present value of future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit interest rate, we utilize an estimated incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. In determining the discount rate used in the present value calculation, the Company has elected to apply the portfolio approach for leases provided the leases commenced at or around the same time. This election allows the Company to account for leases at a portfolio level provided that the resulting accounting at this level would not differ materially from the accounting at the individual lease level. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

If leases are applicable, the Company has elected not to separate lease and non-lease components and accounts for each separate lease component and non-lease component associated with that lease component as a single lease component. Operating lease ROU assets include all contractual lease payments and initial direct costs incurred less any lease incentives. Facility leases generally only contain lease expense and non-component items such as taxes and pass-through charges. Additionally, we have elected not to apply the recognition requirements of ASC 842 to leases which have a lease term of less than one year at the commencement date.

Restructuring and other charges. We continually perform strategic reviews and assess the return on our businesses. In the event that this results in a plan to restructure the operations of our business, we record an accrual for severance and other exit costs under the provisions of the relevant accounting guidance.

Additionally, in the event of these restructuring plans, write-downs of long-lived assets may occur. Two types of assets are impacted: assets to be disposed of by sale and assets to be abandoned. Assets to be disposed of by sale are measured at the lower of carrying amount or estimated net proceeds from the sale. Assets to be abandoned with no remaining future service potential are written down to amounts expected to be recovered. The useful life of assets to be abandoned that have a remaining future service potential are adjusted and depreciation is recorded over the adjusted useful life.

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Research and Development. Research and development costs are expensed as incurred.

Income and other taxes. We provide current income taxes on income reported for financial statement purposes adjusted for transactions that do not enter into the computation of income taxes payable and recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. We do not provide income taxes on the equity in undistributed earnings of consolidated foreign subsidiaries as it is our intention that such earnings will remain invested in those companies.

Stock-based compensation. Stock-based compensation expense for the fifteen months ended June 30, 2023 has been recognized for all share options and other equity-based arrangements. Stock-based compensation cost is measured at the date of grant, based on the fair value of the award, and is recognized over the employee’s requisite service period. We made a policy election to recognize forfeitures in stock-based compensation expense as they occur.

As of December 31, 2021, there were no shares of C3 common stock issued under any C3 Equity Incentive Plan. The Company has reserved a total of 5,850,000 shares of common stock for issuance under the 2022 Equity Incentive Plan (the “2022 Plan”), which was adopted in April of 2022, and a total of 1,963,746 shares of common stock for issuance under the 2023 Equity Incentive Plan (the “2023 Plan”), which was adopted in June of 2023. As of June 30, 2022, there were 5,105,004 shares of C3 common stock issued under the C3 2022 Plan. As of June 30, 2023, there were 5,705,004 shares issued under the C3 2022 Plan, of which 93,750 of those shares had been forfeited, resulting in a net of 5,611,254 shares outstanding and there were no shares issued under the C3 2023 Plan.

Environmental obligations. We provide for environmental-related obligations when they are probable and amounts can be reasonably estimated. Where the available information is sufficient to estimate the amount of liability, that estimate has been used.

Included in our environmental liabilities are costs for the operation, maintenance and monitoring of site remediation plans (“OM&M”). Such reserves are based on our best estimates for these OM&M plans. Over time we may incur OM&M costs in excess of these reserves. However, we are unable to reasonably estimate an amount in excess of our recorded reserves because we cannot reasonably estimate the period for which such OM&M plans will need to be in place or the future annual cost of such remediation, as conditions at these environmental sites change over time. Such additional OM&M costs could be significant in total but would be incurred over an extended period of years.

Environmental remediation charges represent the costs for the continuing charges associated with environmental remediation at operating sites from previous years and from products that are no longer manufactured.

Foreign currency. We translate the assets and liabilities of our foreign operations at exchange rates in effect at the balance sheet date. For foreign operations for which the functional currency is not the U.S. dollar, we record translation gains and losses as a component of accumulated other comprehensive loss in equity. The foreign operations’ statements of operations are translated at the monthly exchange rates for the period. Transactions denominated in foreign currency other than our functional currency of the operation are recorded upon initial recognition at the exchange rate at the date of the transaction. After initial recognition, monetary assets and liabilities denominated in foreign currency are remeasured at each reporting date into the functional currency at the exchange rate at that date. Exchange rate differences are recognized as foreign currency transaction gain or loss recorded as a component of Costs of sales in our consolidated statements of operations. We recorded transaction and remeasurement gains and losses of $-0- million, ($-0-) million for the three month periods ended June 30, 2023 and June 30, 2022, respectively, and $-0- million, ($-0-) million for the six month periods ended June 30, 2023 and June 30, 2022, respectively.

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Recently Issued Accounting Pronouncements

In August 2020, the Financial Accounting Standard Board ("FASB") issued Accounting Standards Update ("ASU") No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity's Own Equity. The ASU reduces the number of accounting models for convertible debt instruments by eliminating the cash conversion model. As compared with current U.S. GAAP, more convertible debt instruments will be reported as a single liability instrument and the interest rate of more convertible debt instruments will be closer to the coupon interest rate. The ASU also aligns the consistency of diluted Earnings Per Share ("EPS") calculations for convertible instruments by requiring that (1) an entity use the if-converted method and (2) share settlement be included in the diluted EPS calculation for both convertible instruments and equity contracts when those contracts include an option of cash settlement or share settlement. The ASU is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The FASB has specified that an entity should adopt the guidance as of the beginning of its annual fiscal year.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable.

ITEM 4. CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Principal Financial Officer, to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Principal Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of June 30, 2023. Based upon his evaluation, our Chief Executive Officer and Principal Financial Officer concluded that, as of June 30, 2023, our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were not effective. Management has determined that a material weakness exists due to a lack of segregation of duties.

Remediation of Material Weakness

We are in the process of implementing improvements and remedial measures in response to the material weakness. Currently, management contracts with an outside certified public accountant to assist the Company with preparation of its reports required to be filed with the SEC pursuant to the Exchange Act.

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Our management, including our principal executive officer and principal financial officer, does not expect that our disclosure controls or our internal controls will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by management override of the control. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of these inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during the three month period ended June 30, 2023 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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PART II—OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

From time to time, we are involved in various claims and legal actions arising in the ordinary course of business. There are no legal proceedings currently pending against us which we believe would have a material effect on our business, financial position or results of operations and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened.

ITEM 1A. RISK FACTORS

There have been no material changes in our risk factors from those disclosed in Part I, Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2022.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

The following information represents securities sold by us during the three month period ended June 30, 2023 which were not registered under the Securities Act. Included are new issues, securities issued in exchange for property, services or other securities, securities issued upon conversion from our other share classes and new securities resulting from the modification of outstanding securities. We sold all of the securities listed below pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act.

On April 12, 2023, the Company sold 4,285,716 shares of its Common Stock to 15 accredited investors at a price of $0.2567 per share for total aggregate proceeds of $1,100,000.44.

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ITEM 6. EXHIBITS

Exhibit Number	Description of Document

3.1	Articles of Incorporation of Chilean Cobalt Corp. filed with Nevada Secretary of State on December 4, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed with the Commission on November 14, 2022).

3.2	Bylaws of Chilean Cobalt Corp. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed with the Commission on November 14, 2022).

4.1	Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock of Chilean Cobalt Corp. filed December 28, 2017 with the Secretary of State of Nevada (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 filed with the Commission on November 14, 2022).

10.1†	Chilean Cobalt Corp. 2023 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC on July 6, 2023).

10.2†	Stock Option (Incorporated by reference to Exhibit 10.2 to Form 8-K filed with the SEC on July 6, 2023).

31.1*	Rule 13a-14(a) Certification of Principal Executive Officer.

31.2*	Rule 13a-14(a) Certification of Principal Financial Officer.

32.1*	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, of Principal Executive Officer and Principal Financial Officer.

101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)

________________

*	Filed herewith.
†	Includes management contracts and compensation plans and arrangements

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHILEAN COBALT CORP.

Dated: August 14, 2023	By:	/s/ Duncan T. Blount
Duncan T. Blount, Chief Executive Officer (Principal Executive Officer)

Dated: August 14, 2023	By:	/s/ Jim Van Horn
Jim Van Horn, Chief Financial Officer (Principal Financial and Accounting Officer)

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Exhibit 31.1

CERTIFICATION PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Duncan T. Blount, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 of CHILEAN COBALT CORP.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared; and

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles; and

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 14, 2023

/s/ Duncan T. Blount
Duncan T. Blount
Chief Executive Officer (Principal Executive Officer)

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Exhibit 31.2

CERTIFICATION PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Jim Van Horn, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 of CHILEAN COBALT CORP.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared; and

(b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles; and

(c) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 14, 2023

/s/ Jim Van Horn
Jim Van Horn
Chief Financial Officer (Principal Financial and Accounting Officer)

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Exhibit 32.1

CERTIFICATION

PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report on Form 10-Q of CHILEAN COBALT CORP. (the “Company”) for the quarter ended June 30, 2023 as filed with the Securities and Exchange Commission (the “Report”), I, Duncan T. Blount, Chief Executive Officer of the Company, and I, Jim Van Horn, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge:

1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: August 14, 2023	/s/ Duncan T. Blount
Duncan T. Blount, Chief Executive Officer (principal executive officer)

Date: August 14, 2023	/s/ Jim Van Horn
Jim Van Horn, Chief Financial Officer (Principal Financial and Accounting Officer)

This certification accompanies this Quarterly Report on Form 10-Q pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not, except to the extent required by such Act, be deemed filed by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such certification will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

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